EXHIBIT 10.3
AMENDED AND RESTATED INCENTIVE UNIT AGREEMENT

This AMENDED AND RESTATED INCENTIVE UNIT AGREEMENT (this “Agreement”), dated effective as of [●] (the “Restatement Date”), is entered into by and between Cure Aggregator, LLC, a Delaware limited liability company (“Aggregator”), Cure TopCo, LLC, a Delaware limited liability company (“Cure TopCo”) and [●] (“Executive”). This Agreement amends and restates in its entirety the Incentive Unit Agreement, dated effective as of the IPO Closing Date (as defined below), entered into by and between Aggregator, Cure TopCo and Executive (the “Prior Agreement”).

WHEREAS, on [●] (the “Date of Grant”), Aggregator issued to Executive [●] [Class B][Class C] Common Units of Aggregator (the “Incentive Units”), each of which corresponded to a [Class B][Class C] Common Unit of Cure TopCo (the “Corresponding Units”), pursuant to the terms of (1) that certain Incentive Unit Award [and Contribution] Agreement, dated as of [●], between Aggregator, Cure TopCo and Executive (the “Incentive Unit Agreement”), (2) the Third Amended and Restated Limited Liability Company Agreement of Aggregator, dated as of February 12, 2020 (the “Third Amended and Restated Aggregator LLC Agreement”), and (3) the Second Amended and Restated Limited Liability Company Agreement of Cure TopCo, dated as of November 27, 2019 (the “Second Amended and Restated LLC Agreement”);

WHEREAS, pursuant to that certain Reorganization Agreement, dated as of February 10, 2021 (the “Reorganization Agreement”), by and among Cure TopCo, Signify Health, Inc., a Delaware corporation (“Pubco”), and the other parties thereto, the parties thereto engaged in the Reorganization Transactions (as defined in the Reorganization Agreement) in connection with the IPO (as defined in the Cure TopCo LLC Agreement (as defined below));

WHEREAS, as part of the Reorganization Transactions, and pursuant to the Third Amended and Restated Limited Liability Company Agreement of Cure TopCo adopted on or around the IPO Closing Date (as defined in the Reorganization Agreement) (as amended from time to time, the “Cure TopCo LLC Agreement”) and the Fourth Amended and Restated Limited Liability Company Agreement of Aggregator adopted on or around the IPO Closing Date (as amended from time to time, the “Aggregator LLC Agreement”), all of the units of membership interest in Cure TopCo existing immediately prior to the Reorganization Transactions, including the Corresponding Units, were reclassified and converted into LLC Units (as defined in the Cure TopCo LLC Agreement) of Cure TopCo, and all of the units of membership interest in Aggregator existing immediately prior to the Reorganization Transactions, including the Incentive Units, were reclassified and converted into Units (as defined in the Aggregator LLC Agreement) of Aggregator; and

WHEREAS, to the extent that the Incentive Units and Corresponding Units were unvested and/or subject to forfeiture under the terms of the Incentive Unit Agreement, the Third Amended and Restated Aggregator LLC Agreement and the Second Amended and Restated LLC Agreement, as applicable, as of the IPO Closing Date, then such restrictions, as amended pursuant to this Agreement, continued to apply to the Units of Aggregator and the LLC Units of Cure TopCo issued in exchange for the Incentive Units and Corresponding Units, respectively, as reflected in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, the Reorganization Agreement, the Cure TopCo LLC Agreement and the Aggregator LLC Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.Capitalized Terms. The following capitalized terms, as used in this Agreement, have the meanings given to them in this Section 1. Other capitalized terms have the meanings given to them elsewhere in this Agreement or, if not so defined, in the Aggregator LLC Agreement or the Cure TopCo LLC Agreement, as applicable.

“Acceleration Event” means (i) a Change in Control or (ii) the NM Members or their respective direct or indirect parent entities, as applicable, ceasing to beneficially own, directly or indirectly, at least 25% of the outstanding Pubco Common Stock (as determined on a fully diluted basis).

“Base Equity Value” means [the aggregate investment of the Pre-Combination NM Members or their respective direct or indirect parent entities, as applicable, in the equity securities of Cure TopCo][the cumulative total of (i) the aggregate value of all equity securities held by the NM Members and their respective direct or indirect parent entities, as applicable, as of the closing of the transactions contemplated by the Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of November 14, 2019, by and between Cure TopCo and Remedy Partners, LLC, a Delaware limited liability company (formerly known as Remedy Partners, Inc.) (the “Combination Closing Date”) plus (ii) any additional investment in equity securities of Cure TopCo by the NM Members and their respective direct or indirect parent entities, as applicable, following the Combination Closing Date] (including (x) any cash dividend, (y) distribution, (z) the proceeds of any partial liquidation of Cure TopCo; but excluding (A) any fees or expense reimbursements under any applicable management or professional services agreement and (B) any fees and expenses realized in connection with any Change in Control).

“Board” means the Board of Directors of Pubco.

“Cash-on-Cash Return” means, without duplication, the cumulative aggregate gross cash return realized, and/or the fair market value of marketable securities received by the [Pre-Combination] NM Members or their respective direct or indirect parent entities, as applicable, in respect of the Base Equity Value, including, for the avoidance of doubt, any such return or securities received by the [Pre-Combination] NM Members or their direct or indirect parent entities, as applicable, on a disposition of Pubco Common Stock or of equity securities of the Company (whether such disposition is to Pubco or otherwise); provided that with respect to any disposition of Pubco Common Stock by the [Pre-Combination] NM Members, the Compensation Committee will make such determinations in good faith as are necessary to allocate the proceeds received on such disposition on a proportionate basis between the Cure TopCo Pubco Common Stock and the shares of Pubco Common Stock held by the [Pre-Combination] NM Members that are not Cure TopCo Pubco Common Stock. Any portion of any transaction consideration to be received by equityholders of Pubco that is subject to any contingency or future event including, without limitation, transaction escrow arrangement, holdback, installment arrangements or earnouts shall be included in Cash-on-Cash Return if, when and to the extent actually received by the [Pre-Combination] NM Members or, without duplication, their respective direct or indirect parent entities, as applicable. If the [Pre-Combination] NM Members or, without duplication, their respective direct or indirect parent entities, as applicable, receive non-marketable securities or other non-cash property pursuant to a distribution or as proceeds from their aggregate investment in equity securities of Cure TopCo, Executive shall be treated no less favorably than any other member of the Board of Directors of Cure TopCo or officer of Cure TopCo and its Affiliates who holds Incentive LLC Units with respect to the inclusion or exclusion of non-marketable securities or other non-cash property from Cash-on-Cash Return.

“Cause” shall have the meaning ascribed to such term in the Employment Agreement or, if not so defined, “Cause” means (i) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to, a (A) felony or (B) any crime of moral turpitude; (ii) Executive’s embezzlement, breach of fiduciary duty or fraud with regard to the Company Group or any of its assets or businesses; (iii) Executive’s continued failure to perform the duties of Executive’s position, in the reasonable judgment of the Board; (iv) Executive’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of any member of the Company Group or its affiliates or any of its customers; (v) Executive’s breach of a material provision of this Agreement or any other contractual obligation to any member of the Company Group or its affiliates; or (vi) other conduct by Executive that may be harmful to the business, interests, or reputation of the Company Group, including any material violation of a Company Group policy. With respect to clauses (iii), (iv), (v), and (vi) above, Aggregator shall provide ten (10) days written notice to Executive of its intent to terminate for Cause, and during such ten (10) day period Executive shall have a right to cure (if curable). If not cured within such period (as determined in the reasonable judgment of the Board, the termination of Executive’s service will be effective upon the date immediately following the expiration of the ten (10) day notice period. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth above shall not apply if there are habitual or repeated breaches by Executive.

“Change in Control” means the occurrence of any one or more of the following events:

(i) any Person, other than any employee plan established by Pubco or any Subsidiary, Pubco or any of its Affiliates (including, for the avoidance of doubt, New Mountain Capital, LLC and its Affiliates), an underwriter temporarily holding securities pursuant to an offering of such securities, or an entity owned, directly or indirectly, by stockholders of Pubco in substantially the same proportions as their ownership of Pubco, is (or becomes, during any 12-month period) the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Pubco (not including in the securities beneficially owned by such Person any securities acquired directly from Pubco or its Affiliates other than in connection with the acquisition by Pubco or its Affiliates of a business) representing 50% or more of the total voting power of the stock of Pubco; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) the consummation of a merger, amalgamation or consolidation of Pubco with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of Pubco outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Pubco’s stock (or, if Pubco is not the surviving entity of such transaction, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of Pubco (or similar transaction) in which no Person is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Pubco (not including in the securities beneficially owned by such Person any securities acquired directly from Pubco or its Affiliates other than in connection with the acquisition by Pubco or its Affiliates of a business) representing 50% or more of either the then-outstanding shares of Class A Common Stock or the combined voting power of Pubco’s then-outstanding voting securities shall not be considered a Change in Control; or

(iii) the sale or disposition by Pubco of Pubco’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Pubco that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Pubco immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Pubco immediately prior to such transaction or series of transactions, and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Pubco by any Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Pubco.

“Company Group” means, at any given time, Pubco, Cure TopCo, Aggregator and their Affiliates.

“Compensation Committee” means the Compensation Committee of the Board.

“Corresponding Class B Share” means, with respect to an Incentive LLC Unit, the share of Class B Common Stock that was issued to Executive pursuant to the Class B Securities Purchase Agreement entered into between Pubco and Executive and that corresponds to the Corresponding Incentive Unit (as defined below).

“Cure TopCo Pubco Common Stock” means the shares of Pubco Common Stock received by the [Pre-Combination] NM Members in connection with the Reorganization Transactions.

“Employment Agreement” means the applicable employment, retention or other employment letter agreement entered into between Executive and a member of the Company Group (or any predecessor entity).

[“Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.]

“IPO Closing Date” has the meaning given to such term in the Reorganization Agreement.

“NM Members” shall mean (i) New Mountain Partners V, L.P. and its Affiliates in respect of their investment in Remedy Acquisition, LP, (ii) New Mountain Partners V (AIV-C), L.P., and (iii) New Mountain Partners V (AIV-C2), L.P., and their respective Affiliates, in each case, other than Pubco and its direct or indirect subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Pre-Combination NM Members” shall mean (i) New Mountain Partners V (AIV-C), L.P., and (ii) New Mountain Partners V (AIV-C2), L.P., and their respective Affiliates, in each case, other than Pubco and its direct and indirect subsidiaries.

“Terminated” or “Terminates” means, with respect to Executive, a Termination of Employment or Service, as applicable.

“Termination of Employment or Service” means a termination of employment or service (for reasons other than a military or personal leave of absence granted by Cure TopCo) of Executive from the Company Group. Notwithstanding the foregoing, if no rights of Executive are reduced or adversely affected, the Compensation Committee may otherwise define Termination of Employment or Service thereafter, provided that any such change to the definition of the term “Termination of Employment or Service” does not subject the applicable Incentive LLC Units to Section 409A of the Code.

2. 83(b) Elections. After the issuance of the Corresponding Incentive Units and the Incentive LLC Units as contemplated by the Prior Agreement, Aggregator executed and delivered to the Internal Revenue Service (the “IRS”) an election under Section 83(b) of the Code with respect to the Corresponding Incentive Units and Executive executed and delivered to the IRS an election under Section 83(b) of the Code substantially in the form attached hereto as Appendix A with respect to the Incentive LLC Units (together the “83(b) Elections”). Executive understands that under Section 83(b) of the Code, regulations promulgated thereunder, and certain IRS administrative announcements, in the absence of an effective election under Section 83(b) of the Code, the excess of the fair market value of any Incentive LLC Units, on the date on which any forfeiture restrictions applicable to such Incentive LLC Units lapse, over the price paid for such Incentive LLC Units, could be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes the restrictions on transferability and the vesting and reversion conditions imposed under Sections 3 and 4 of this Agreement. Executive understands that (i) in making an 83(b) Election, Executive may be taxed at the time the Incentive LLC Units were received under the Prior Agreement to the extent the fair market value of the Incentive LLC Units exceeded the price for such Incentive LLC Units and (ii) in order to be effective, the 83(b) Elections must have been filed with the IRS within thirty (30) days after February 12, 2021. Executive hereby acknowledges that: (x) the foregoing description of the tax consequences of the 83(b) Elections is not intended to be complete and, among other things, does not describe state, local or foreign income and other tax consequences; (y) none of Cure TopCo, Aggregator, the NM Members, any of their respective Affiliates or any of their respective partners, members, equityholders, directors, officers, employees, agents or representatives (each, a “Related Person”) has provided or is providing Executive with tax advice regarding the 83(b) Elections or any other matter, and Cure TopCo, Aggregator and the NM Members and their respective Affiliates have urged Executive to consult Executive’s own tax advisor with respect to income taxation consequences of receiving, holding and disposing of the Incentive LLC Units; and (z) none of Cure TopCo, Aggregator, the NM Members or any other Related Person has advised Executive to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Elections and will have no liability to Executive if the actual fair market value of the Incentive LLC Units on the date hereof exceeds the amount specified in the respective 83(b) Elections.

3.Incentive Units. The Units of Aggregator issued to Executive hereunder (the “Incentive LLC Units”) and the corresponding LLC Units of Cure TopCo issued to Aggregator (the “Corresponding Incentive Units”) are subject to the vesting conditions set forth in this Section 3. A portion of the Incentive LLC Units and Corresponding Incentive Units, as set forth on Appendix B, shall be subject to time-based vesting conditions (the “Time-Based Units”) and a portion of the Incentive LLC Units and Corresponding Incentive Units, as set forth on Appendix B, shall be subject to performance-based and time-based vesting conditions, as applicable (the “Performance-Based Units”). For purposes of this Agreement and the Aggregator LLC

Agreement, the Incentive LLC Units and Corresponding Incentive Units which have become vested in accordance with this Section 3 shall be referred to herein as the “Vested Units” and the remaining Incentive LLC Units and Corresponding Incentive Units shall be referred to herein as the “Unvested Units.” The Incentive LLC Units are subject to the restrictions set forth in this Agreement.

3.1.Time-Based Units. Executive’s Time-Based Units shall continue to time vest in accordance with the vesting schedule set forth on Appendix B. Except as otherwise provided in this Agreement, there shall be no proportionate or partial vesting in the periods prior to each vesting date set forth on Appendix B and all vesting shall occur only on the applicable vesting date set forth on Appendix B, provided that Executive has not been Terminated prior to each applicable vesting date. Notwithstanding the foregoing, any Time-Based Units shall become fully vested upon the occurrence of an Acceleration Event, so long as Executive has not been Terminated prior to the date of such Acceleration Event.

3.2.Performance-Based Units. Executive’s Performance-Based Units shall vest on the earlier to occur of (i) the achievement by the [Pre-Combination] NM Members (and/or, without duplication, their direct and indirect parent entities) of the aggregate Cash-on-Cash Returns pursuant to the vesting schedule set forth on Appendix B (the “Milestone Condition”) or (ii) the satisfaction of a service-vesting condition pursuant to which the Performance-Based Units will vest with respect to 50% of such Performance-Based Units on March 7, 2023 and 50% of such Performance-Based Units on March 7, 2024 (the “Service Condition”); provided that Executive has not been Terminated prior to the earliest date on which vesting would occur. With respect to the Milestone Condition, there shall be no proportionate or partial vesting for levels of achievement of Cash-on-Cash Return between the performance thresholds set forth above, and all vesting shall occur on a cliff basis only to the extent that an applicable Cash-on-Cash Return threshold is achieved, and with respect to the Service Condition, except as otherwise provided in this Agreement, there shall be no proportionate or partial vesting in the periods prior to each vesting date set forth above and all vesting shall occur only on the applicable vesting date set forth above; provided, in each case, that Executive has not been Terminated prior to the applicable vesting date. For the avoidance of doubt, in the event that the applicable Cash-on-Cash Return is not achieved at any point in time, then the Performance-Based Units shall remain outstanding and eligible to continue to vest in accordance with this Section 3.2; provided that Executive has not been Terminated prior to the earliest date on which vesting would occur; and provided, further, that any Performance-Based Units that remain unvested at such time as the NM Members or their respective direct or indirect parent entities cease to control any Equity Securities of Pubco shall remain subject only to the satisfaction of the Service Condition.
3.3.[Tail Period. Notwithstanding anything in this Section 3 to the contrary, if Executive is Terminated by Cure TopCo without Cause [or resigns with Good Reason], any Unvested Units shall remain outstanding and eligible to vest for a period of [six (6) months] thereafter (such period, the “Tail Period”) and shall vest, if at all, upon the occurrence during the Tail Period of (i) in the case of the Time-Based Units, an Acceleration Event or (ii) in the case of the Performance-Based Units, the achievement of either (A) the Milestone Condition or (B) an Acceleration Event. For the avoidance of doubt, the unvested portion of the Time-Based Units or Performance-Based Units that do not vest during the Tail Period shall be cancelled and forfeited as of the expiration of the Tail Period, without any further action on the part of any party hereto.]

3.4.Call Rights. Except as otherwise provided in this Agreement, in the event of Executive’s Termination for any reason, Aggregator may repurchase from Executive and/or, as applicable, any of his or her Permitted Transferees the portion of the Incentive LLC Units that are Vested Units based on the most recent valuation under Section 409A of the Code obtained by

Cure TopCo, subject to the sole discretion of the Board. For purposes of this Section 3.4, all requirements of Executive shall apply equally in full force and effect with respect to any Permitted Transferee.

3.4.1.Aggregator shall have a period of one hundred eighty (180) days (or such longer period as may be necessary to avoid changing the accounting treatment for the acquisition of the Incentive LLC Units being repurchased from an equity-based accounting treatment to a liability based accounting treatment (as contemplated by FASB ASC Topic 718)); provided that such period shall not exceed three hundred sixty-five (365) days following the date of Executive’s Termination, in which to give notice in writing to Executive of Aggregator’s election to exercise its repurchase rights hereunder and thirty (30) days after delivery of such notice to pay the repurchase price and consummate the repurchase transaction. For the sake of clarity, Aggregator may elect to repurchase any of the Incentive LLC Units of Executive and/or, as applicable, any of his or her Permitted Transferees in one or more separate transactions. The repurchase price, if any, payable pursuant to Aggregator’s exercise of its repurchase rights hereunder shall be paid (i) by delivery to Executive of wire transfer or a certified bank check or checks in the appropriate amount payable to the order of Executive; (ii) by the cancellation of any indebtedness owed by Executive to Aggregator, Cure TopCo or any of their Affiliates; or (iii) by issuance of an unsecured promissory note bearing interest (payable at maturity) at a simple rate per annum equal to the prime rate in effect at such time, with such note to have a maturity date of no greater than seven (7) years following its issuance and otherwise on customary terms and conditions for promissory notes of such type, including acceleration in the event of an Acceleration Event; or (iv) any combination of clauses (i), (ii) or (iii) of this Section 3.4.1, as determined in the sole discretion of Aggregator. Aggregator may choose to have a designee purchase any Incentive LLC Units elected by it to be purchased hereunder so long as Aggregator shall bear any reasonable costs and expenses of Executive in connection with the sale to such designee that Executive would not have otherwise incurred in connection with a sale to Aggregator. All references to Aggregator in this Section 3.4 shall refer to such designee as the context requires. Executive agrees to take all necessary and reasonable actions as directed by Aggregator in connection with the consummation of a repurchase pursuant to this Section 3.4, including executing the applicable repurchase documentation. Without limiting the generality of the foregoing, Aggregator shall be entitled to receive customary representations and warranties from Executive regarding the Incentive LLC Units being repurchased including, but not limited to, the representation that Executive has good and marketable title to the Incentive LLC Units to be repurchased free and clear of all liens, claims and other encumbrances.

3.5.Termination of Employment. If Executive’s employment or service relationship Terminates (other than in the case of a Termination for Cause), irrespective of whether Executive receives, in connection with such Termination, any severance or other payment from Cure TopCo or any of its Affiliates under any employment or service agreement or otherwise, the Incentive LLC Units, other than such portion that are Vested Units, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination[, unless otherwise provided for in Section 3.3]. Notwithstanding anything in this Agreement to the contrary, and in addition to the rights of Aggregator set forth in this Section 3.5 (or any other right Aggregator may have), the Incentive LLC Units, including the portion that are Vested Units, shall immediately be forfeited and cancelled, without any consideration being paid therefore and without further action by Aggregator or any other Person, upon a Termination of Executive by Cure TopCo or any of its Affiliates for Cause.

4.Restrictions on Unvested Units; Forfeiture.

4.1.Executive may not offer or Transfer or agree to offer or Transfer, grant any call option with respect to, borrow against, or enter into any swap or derivative transaction with respect to any Incentive LLC Unit or any interest therein, unless such action is taken in accordance with Article VI of the Aggregator LLC Agreement. Any attempted or purported Transfer or other agreement in violation of this Agreement will be void ab initio.

4.2.Notwithstanding anything to the contrary in the Aggregator LLC Agreement, Executive shall not have the right to exercise (and agrees not to exercise or purport to exercise) the “Member Exchange” under the Aggregator LLC Agreement with respect to any Unvested Units.

4.3.If any Vested Units are purchased pursuant to the call right described in Section 3.4, then each Corresponding Class B Share shall simultaneously be forfeited to Pubco for no consideration in accordance with Article 4 of the Cure TopCo LLC Agreement. If any Unvested Units or Vested Units are forfeited upon Executive’s Termination of Employment or Service under Section 3, then each such Unvested Unit (and its Corresponding Class B Share) or Vested Unit (and its Corresponding Class B Share), as applicable, shall be immediately and automatically forfeited to Aggregator or Cure TopCo, as applicable (or, in the case of a Corresponding Class B Share, to Pubco), in each case free and clear of any liens, encumbrances or restrictions, concurrently with the Termination of Employment or Service, and shall no longer be deemed outstanding, without the payment of consideration or notice from Aggregator, Cure TopCo or Pubco and without the need for further action on the part of any Person.

4.4.Except as provided in this Agreement, from and after the IPO Closing Date, Executive shall have all the rights of a member of Aggregator with respect to the Incentive LLC Units and as a stockholder of Pubco with respect to the Corresponding Class B Shares, including the right to vote the Corresponding Class B Share in respect of a Vested Unit; provided, that any capital stock or securities of Aggregator or Pubco that Executive receives with respect to the Incentive LLC Units or Corresponding Class B Shares through a stock dividend, stock split, reverse stock split, recapitalization, or similar transaction will be subject to the same restrictions applicable to the Incentive LLC Units or Corresponding Class B Shares with respect to which such capital stock or other securities was distributed or received, as set forth in this Agreement. Executive will be the record owner of each Incentive LLC Unit until or unless such Incentive LLC Unit reverts to Aggregator as provided under this Agreement or is Transferred in accordance with the terms of this Agreement and the Aggregator LLC Agreement, and as record owner will be entitled to all rights granted to owners of the LLC Units of Aggregator, except as expressly provided under this Agreement or the Aggregator LLC Agreement.

4.5.The Corresponding Incentive Units and Incentive LLC Units shall be uncertificated unless otherwise determined by Cure TopCo, in the case of the Corresponding Incentive Units, or Aggregator, in the case of the Incentive LLC Units.

4.6.If Executive is not already a party to the Aggregator LLC Agreement, then Executive agrees that upon execution of this Agreement, Executive agrees to join and become a party to the Aggregator LLC Agreement and be fully bound by, and subject to all of the covenants, terms and conditions of the Aggregator LLC Agreement as though an original party thereto and Aggregator agrees to accept Executive as a party to the Aggregator LLC Agreement and that this Agreement shall serve as Executive’s joinder to the Aggregator LLC Agreement.

4.7.By virtue of the issuance of the Incentive LLC Units hereunder and Executive’s execution of this Agreement, Executive shall be deemed to have granted a power of attorney to the Board of Directors of Aggregator with respect to all Incentive LLC Units owned by Executive and acquired by Executive hereunder, which power of attorney shall, for the avoidance of doubt, include a grant by Executive of a perpetual and irrevocable power of attorney to Aggregator, with full right, power and authority to take all actions necessary and/or desirable on behalf of Executive to effectuate the provisions of this Section 4.

5.Compensation Committee Discretion. The Compensation Committee shall in good faith make all determinations necessary or appropriate to determine whether the Incentive LLC Units shall have become vested. The Compensation Committee’s determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith. The Compensation Committee may, in its sole discretion, provide for accelerated vesting of any portion of the Incentive LLC Units at any time and for any reason.

6.No Right to Continued Service. Executive agrees that no provision contained in this Agreement shall entitle Executive to remain employed by the Company Group, affect the right of the Company Group to Terminate Executive’s employment at any time, or confer on Executive any right to employment for a fixed term.

7.Restrictive Covenants. Executive hereby acknowledges and agrees that Executive will be subject to the restrictive covenants set forth in Appendix C which are incorporated herein by reference as if such provisions were set forth herein in full.

8.Executive Representations. Executive shall be deemed to acknowledge and make the following representations and warranties and as otherwise may be requested by Cure TopCo or Aggregator for compliance with applicable laws, and any issuances of Incentive LLC Units by Aggregator and any issuance of Corresponding Incentive Units by Cure TopCo hereunder shall be made in reliance upon the express representations and warranties of Executive:

8.1.Executive is acquiring and will hold the Incentive LLC Units to be issued hereunder for investment for Executive’s account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or other applicable securities laws.

8.2.Executive will not Transfer the Incentive LLC Units in violation of this Agreement, the Aggregator LLC Agreement, the Securities Act (or the rules and regulations promulgated thereunder) or under any other applicable securities laws; provided that, the foregoing shall in no way limit Executive’s ability to Transfer the Incentive LLC Units pursuant to the provisions of the Aggregator LLC Agreement. Executive agrees that Executive will not Transfer the Incentive LLC Units to be issued hereunder unless and until Executive has complied with all requirements of this Agreement and the Aggregator LLC Agreement applicable to the disposition of such Incentive LLC Units.

8.3.Executive has had the opportunity to ask questions and receive answers from Cure TopCo and Aggregator concerning the terms and conditions of the issuance of the Incentive LLC Units and to obtain any additional information which Cure TopCo or Aggregator possesses or can acquire without unreasonable effort or expense that Executive has requested.

8.4.Executive is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Incentive LLC Units and the Corresponding Incentive Units.

8.5.Executive has only relied on the advice of, or has consulted with, Executive’s own legal, financial and tax advisors, and the determination of Executive to acquire Incentive LLC Units pursuant to this Agreement has been made by Executive independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of Cure TopCo, Aggregator or any of their respective Subsidiaries which may have been made or given by any other Person (including all Persons acquiring Incentive LLC Units on the date hereof) or by any agent or employee of such Person and independent of the fact that any other Person has decided to become a holder of Incentive LLC Units.

8.6.Executive hereby represents and warrants that Executive is an “accredited investor” as defined in Rule 501(a)(6) of Regulation D of the Securities Act as the result of having (i) individual income in excess of $200,000 in each of 2019 and 2020, or joint income with Executive’s spouse in excess of $300,000 in each of 2019 and 2020, and (ii) a reasonable expectation of having individual income in excess of $200,000 in 2021, or joint income with Executive’s spouse in excess of $300,000 in 2021.
9.Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of this Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

10.Amendments and Waivers. The Board shall have the right to amend this Agreement with the consent of Executive; provided, however, that to the extent necessary under any applicable law, regulation, or exchange requirement, no amendment shall be effective unless approved by the members of Aggregator if required by applicable law, regulation, or exchange requirement.

11.Governing Law; Venue; Service of Process; Waiver of Jury Trials.

11.1.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein (it being understood and agreed that any order from any such court may be enforced in any other jurisdiction). Each of the parties hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action arising under or related to this Agreement whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereto each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file an original counterpart of a copy of this

Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

11.2.Executive (i) agrees that service of process in any such claim, demand, action, proceeding or cause of action arising under this Agreement may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of Executive, at Executive’s address shown in the books and records of Aggregator or Cure TopCo, in the case of Aggregator, at Aggregator’s principal offices, attention General Counsel, or in the case of Cure TopCo, at Cure TopCo’s principal offices, attention General Counsel, and (ii) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

12.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.Notice. Unless otherwise provided herein, all notices, requests, demands, claims and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after being mailed by certified or registered mail, postage prepaid, (c) the next business day after being sent via a nationally recognized overnight courier, or (d) upon confirmation of delivery if transmitted by electronic mail electronic mail in portable document format (PDF format) with an electronic read receipt requested, to the email address indicated (provided a copy thereof is also sent by one of the other methods described in this Section 13. Such notices, demands and other communications shall be sent to the address, email address or facsimile number indicated below:

(a)    If to Aggregator or Cure TopCo:

Cure Aggregator, LLC
Cure TopCo, LLC
c/o New Mountain Capital, L.L.C.
787 Seventh Avenue
New York, NY 10019
Attention:    Vignesh Aier and Kyle Peterson
E-mail:        vaier@newmountaincapital.com
        kpeterson@newmountaincapital.com

    Cure TopCo, LLC
    4055 Valley View Lane, Suite 400
    Dallas, Texas 75244
    Attention:    Bradford Kyle Armbrester and Steven Senneff
    Email:        karmbrester@signifyhealth.com
            ssenneff@signifyhealth.com

    with a copy (with shall not constitute notice) to:

    David Polk & Wardwell, LLP
    450 Lexington Avenue
    New York, NY 10017
    Attention:    Shane Tintle and Jeffrey P. Crandall
    Email:        shane.tintle@davispolk.com
            jeffrey.crandall@davispolk.com

(b)    If to Executive, at the most recent address or electronic mail address contained in     the Aggregator’s and Cure TopCo’s records.

14.Dispute Resolution. Any dispute or disagreement which may arise under, or as a result of, or which may in any way relate to, the interpretation, or construction or of this Agreement shall be determined by the Compensation Committee, in good faith, whose determination shall be final, binding and conclusive for all purposes.

15.Successors and Assigns. This Agreement shall be binding on, inure to the benefit of and be enforceable by Cure TopCo, Aggregator, Executive and their respective personal representatives, heirs, successors and assigns (including all subsequent holders of one or more of the Incentive LLC Units). Any Person acquiring or claiming an interest in an Incentive LLC Unit, in any manner whatsoever, shall be subject to and bound by all terms, conditions and restrictions of this Agreement without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby.

16.Notice. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when delivered or sent in accordance with Section 9.5 of the Aggregator LLC Agreement (to, in the case of Executive, the address kept on file in Cure TopCo’s or Aggregator’s records).

17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile or portable document format (PDF) copy of a counterpart signature page to this Agreement shall be deemed an original for all purposes.

18.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, member, manager or representative of any party hereto in respect of such subject matter. Without limiting the forgoing, this Agreement supersedes and replaces the Prior Agreement and the Incentive Unit Agreement (other than with respect to any restrictive covenants set forth therein) which shall be of no further force and effect.

19.Transfer of Personal Data. Executive authorizes, agrees and unambiguously consents to the transmission by Cure TopCo or Aggregator (or any Affiliate of Cure TopCo or Aggregator) of any personal data information related to the Incentive LLC Units awarded under this Agreement for legitimate business purposes. This authorization and consent is freely given by Executive.

20.Effectiveness. This Agreement shall be effective as of the Restatement Date.

[Signature Page Follows]

SIGNATURE PAGE
TO
INCENTIVE UNIT AGREEMENT

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                            Print Name:

CURE TOPCO, LLC

By:
Name:
Title:

CURE AGGREGATOR, LLC

By:
Name:
Title:

Appendix A

ELECTION TO INCLUDE AMOUNT IN GROSS INCOME PURSUANT TO
SECTION 83(b) OF THE INTERNAL REVENUE CODE

On February 12, 2021, the undersigned acquired [●] LLC Units (the “Incentive LLC Units”) of Cure Aggregator, LLC, a Delaware limited liability company (“Aggregator”) for $[●] per Incentive LLC Unit. The total amount paid by the undersigned for the Incentive LLC Units was $[●]. The Incentive LLC Units are subject to a substantial risk of forfeiture (described below) that may not be avoided by a transfer of the Incentive LLC Units to another person and are also subject to certain restrictions on transfer.
The undersigned desires to make an election to have the receipt of the Incentive LLC Units taxed under the provisions of Code §83(b) at the time the undersigned acquired the Incentive LLC Units.
Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Incentive LLC Units (described below), to report as taxable income for calendar year 2021 the excess (if any) of the Incentive LLC Units’ fair market value on February 12, 2021 over the purchase price thereof.
The following information is supplied in accordance with Treasury Regulation §1.83-2(e):
1.The name, address and social security number of the undersigned:
Name:    [●]
Address: [●]
SSN:    ____________________________

2.A description of the property with respect to which the election is being made: [●] LLC Units of Aggregator.
3.The date on which the Incentive LLC Units were transferred: February 12, 2021. The taxable year for which such election is made: 2021.
4.The restrictions to which the property is subject: Under certain circumstances, the Incentive LLC Units may be forfeited.
5.The fair market value on February 12, 2021 of the property with respect to which the election is being made, determined in accordance with IRS Revenue Procedure 93-27 and without regard to any lapse restrictions: $[●] per Incentive LLC Unit.
6.The amount paid or to be paid for such property: $[●] per Incentive LLC Unit.
* * * * *

A copy of this election has been furnished to Aggregator pursuant to Treasury Regulations §1.83-2(d).

Dated: _____________, 2021

____________________________

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Appendix B

Number of Incentive LLC Units: [●]
Number of Corresponding Incentive Units: [●]
Number of Time-Based Units: [●]
Number of Performance-Based Units: [●]

Time-Based Unit Vesting Schedule:

25%     on [●]
25%     on [●]
25%     on [●]
25%     on [●]

Performance-Based Unit Milestone Condition Vesting Schedule:

Percentage Vesting	Cash-on-Cash Return
[●]	[●] times the Base Equity Value
[●]	[●] times the Base Equity Value

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Appendix C

Restrictive Covenants

1.Definitions. Capitalized terms not defined herein shall have the meaning set forth in the Amended and Restated Incentive Unit Agreement (the “Agreement”) to which this Appendix C (this “Appendix”) is appended. For purposes of this Appendix:
(a)“Business” means any line of business in which any member of the Company Group is engaged during Executive’s employment, or, with respect to the portion of the Restricted Period that follows termination of Executive’s employment, at the time of such termination.
(b)“Company” means Signify Health, Inc., a Delaware corporation (including its successors and assigns).
(c)“Company Group” means the Company, its subsidiaries and its affiliates.
(d)“Confidential Information” means any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, methods, procedures, computer programs and architecture, formulae, technology, designs, customer information, lists and identities, employee lists and identities, methodologies, contractual forms, Works and other Intellectual Property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis, and other information, whether tangible or intangible. Notwithstanding the foregoing, “Confidential Information” shall not include any information that is or becomes (A) generally known to the public other than as a result of Executive’s breach of this or any other confidentiality covenant; or (B) required by law to be disclosed; provided that with respect to subsection (B), Executive shall, to the extent permitted by law, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate at the Company’s sole expense with any attempts by the Company to obtain a protective order or similar treatment.
(e)“Intellectual Property” means any and all patents, invention disclosures, invention registrations, ideas, trademarks, service marks, trade names, corporate names, trade dress, certification marks, logos, domain names, social media identifiers or accounts, rights of publicity, copyrights, derivative works, mask works, trade secrets, know-how, software, and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, improvements to the inventions disclosed in each such issuance, patent or patent application and all rights to claim priority (including under the Paris Convention) to and all goodwill associated with the foregoing, including rights in copies and embodiments of any of the foregoing (whether electronic or tangible) and rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
(f)“Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)“Restricted Area” means (A) any geographic area in which any member of the Company Group does business during Executive’s employment with the Company Group or (B) within twenty five (25) miles of any location where any member of the Company Group has one or more clients or customers during Executive’s employment with the Company Group or, with respect to the portion of the Restricted Period that follows the termination of Executive’s employment with the Company Group, at the time of such termination.
(h)“Restricted Period” means the 12 month period immediately following the date of the cessation of Executive’s employment with the Company Group for any reason.

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(i)“Restricted Employee” means any employee of the Company Group, or any person who was an employee of the Company Group at any time during the six months prior to the date such person is to be so hired, solicited or contacted (other than any person who was terminated by any member of the Company Group without cause prior to being so hired, solicited or contacted), in each case that is not a Senior Restricted Employee.
(j)“Senior Restricted Employee” means any C-level executive officer of any member of the Company Group.
(k)“Works” means any and all works of authorship, inventions, discoveries, materials, processes, methods, documents or other work product (including without limitation, research, reports, software, data, databases, programs, apparatus, designs, systems, applications, presentations, textual works, content, or audiovisual materials and the like).
2.Scope and Reasonableness. The Executive acknowledges and agrees that (a) the covenants of Executive set forth in this Appendix constitute a material inducement for the Company to execute and deliver the Agreement, and (b) irreparable harm would result to the Company and the Company Group as a result of a violation or breach by Executive of the obligations set forth in this Appendix. Executive acknowledges and agrees that the restrictions contained in this Appendix, including, with respect to the definition of the Business, the Restricted Area and the Restricted Period, are reasonable in all respects, including for the purpose of preserving for the Company’s and each member of the Company Group’s proprietary rights, going business value and goodwill of the Company Group and the Business, and do not constitute an unreasonable restriction on Participant’s ability to earn a living.
3.Restrictive Covenants and Representations.
(a)Confidential Information.
(i)Subject to Section 3(a)(v) and Section 3(d), Executive will not at any time (A) retain or use for the benefit, purposes or account of Executive or any other person outside of the Company Group, or in any manner adverse to the interests of the Company Group, any Confidential Information; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside of the Company Group any Confidential Information (other than in performance of Executive’s duties during Executive’s employment and/or service with the Company Group and pursuant to customary industry practice), without the prior written authorization of the Board of Directors of the Company. Executive will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company Group.
(ii)Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Section 3, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Appendix; provided that Executive may disclose to any prospective future employer the provisions of this Section 3. This Section 3(a)(ii) shall terminate if a member of the Company Group publicly discloses a copy of this Appendix (or, if a member of the Company Group publicly discloses summaries or excerpts of this Appendix, to the extent so disclosed).
(iii)All Confidential Information shall remain the sole and exclusive property of the applicable Company Group. To the extent that Executive acquires any right, title or interest in or to any Confidential Information, Executive hereby irrevocably assigns, transfers, conveys and delivers to the applicable member of the Company Group all such right, title and interest in and to such Confidential Information.
(iv)Upon termination of Executive’s employment with the Company Group for any or no reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or Intellectual Property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including documents, memoranda, books, papers, plans, computer files, letters, email and computer disks or tapes, whether machine or user readable, and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information. At the time Executive returns or destroys such copies of Confidential

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Information, Executive will acknowledge to the Company Group, in writing and under oath, that Executive has complied with the terms of this Appendix.
(v)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 3 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Appendix have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(b)Non-Competition/Non-Solicitation.
(i)    While Executive is employed by the Company Group and during the Restricted Period, Executive agrees to not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, carry on, own, manage, operate, participate in, provide services to, or be employed or engaged in any capacity by any person or entity engaged in the Business within the Restricted Area (“Competing Business”), provided that, Executive may (x) collectively own less than 1% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange and have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended and (y) following the cessation of Executive’s employment with the Company Group, be employed or engaged by or provide services to a Competing Business so long as (1) Executive works for or provides services to a division or subsidiary that is not itself engaged in the Business and (2) Executive is not employed or engaged in any capacity similar or related to the capacity in which Executive was employed by the Company Group for the two-year period immediately preceding the date of Executive’s cessation of employment. Competing Businesses include, without limitation, Matrix Medical Network, naviHealth, OptumCare, Fusion5, Archway, Sound Physicians, Change Healthcare, Aver, Cognizant, Cedar Gate, Aledade, Evolent Health, Privia Health, Collaborative Health Systems (under WellCare), Imperium Health Management, Clover Health, Premier and VillageMD. While Executive is employed by the Company Group and during the Restricted Period, Executive agrees not to, either alone or in conjunction with Executive’s affiliates, directly or indirectly solicit, induce or attempt to induce any Senior Restricted Employee or Restricted Employee to leave the employ or service of any member of the Company Group, hire any Senior Restricted Employee or Restricted Employee, or in any way interfere with the employee relationship between the Company Group and any such Senior Restricted Employee or Restricted Employee, provided that, the foregoing restriction not to solicit (but not, for the avoidance of doubt, the restrictions on hiring, inducement or interference) shall not be violated by general advertising or solicitation not specifically targeted at any Senior Restricted Employee or Restricted Employee.
(ii)    While Executive is employed by the Company Group and during the Restricted Period, Executive shall not, either alone or in conjunction with Executive’s affiliates, directly or indirectly, (A) solicit, induce or service, attempt to solicit, induce or service, or assist in soliciting, inducing or servicing, the business of any then current or prospective client, supplier, licensee, licensor or other business relation of any member of the Company Group in a manner which (x) induces such person not to do business with, (y) induces such person to cease doing business with, or (z) reduces the amount of business conducted with, any member of the Company Group, or (B) in any way interferes with the relationship between any then current or prospective client, supplier, licensee, licensor or other business relation of any member of the Company Group:
(1)with whom Executive had personal contact or dealings in furtherance of the Business on behalf of any member of the Company Group during the one-year period immediately preceding Executive’s termination of employment;
(2)about whom Executive had knowledge of any member of the Company Group’s plans, pricing or Confidential Information with respect to such person;

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(3)with whom employees reporting to Executive have had personal contact or dealings on behalf of any member of the Company Group during the one-year period immediately preceding Executive’s termination of employment; or
(4)for whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.
(c)Intellectual Property.
(i)        Executive shall promptly and fully disclose in writing to the Company Group any and all Works and any and all Intellectual Property that Executive conceives, creates, invents, designs, develops, contributes to, improves or reduces to practice, either alone or with one or more third parties, at any time during Executive’s employment with any member of the Company Group (i) that are within the scope of such employment, (ii) with the use of any resources, trade secrets, know-how or other Confidential Information of the Company Group or (iii) that otherwise relate to the Company Group’s business or actual or demonstrably anticipated research or development (collectively, “Newly Developed Works”). Executive also acknowledges and agrees that the Company Group solely and exclusively owns any and all Works and Intellectual Property that Executive conceived, created, invented, designed, developed, contributed to, improved or reduced to practice, either alone or with one or more third parties, at any time prior to the date hereof, (A) that were within the scope of his or her employment with the Company Group, (B) with the use of any resources trade secrets, know-how or other confidential information of the Company Group or its subsidiaries or (C) that otherwise related to the Company Group’s business or actual or demonstrably anticipated research or development (“Previously Developed Works” and together with Newly Developed Works, “Company Works”).
(ii)        Executive acknowledges and agrees that the Company Group has and will continue to have sole exclusive title and ownership rights in and to all Company Works. Executive hereby irrevocably assigns, transfers, conveys and delivers, to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest in, to and under Company Works (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other Intellectual Property laws, and related laws) to the Company, to the extent ownership of any such rights does not vest originally in the Company. Executive acknowledges and agrees that, with respect to any Company Works that may qualify as a Work Made for Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Work is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to all Intellectual Property related thereto (or, in the event that any such Company Work does not qualify as a Work Made for Hire, all Intellectual Property related thereto is automatically assigned to the Company as above). If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(iii)        Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
(iv)        Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or its subsidiaries any confidential, proprietary or non-public information or Intellectual Property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company and its subsidiaries that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and Intellectual Property and potential conflicts of interest.
(v)        Set forth in Exhibit A (Prior Inventions) attached hereto is a complete list of all Works and Intellectual Property that Executive, alone or jointly with others, conceived, developed, created, invented, designed, developed, contributed to, improved or reduced to practice prior to the commencement of Executive’s employment with the Company Group, that are Executive’s property, and that the Company acknowledges and agrees are excluded from the scope of this Appendix (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement,

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Executive understands that Executive is not to list such Prior Inventions in Exhibit A but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Exhibit A, Executive hereby represents and warrants that there are no Prior Inventions). If, in the course of Executive’s employment with the Company Group, Executive incorporates any Prior Invention into any Company Group product, process or machine or otherwise uses any Prior Invention, Executive hereby grants to the Company Group a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.
(vi)        To the extent Executive may do so under applicable law, Executive hereby waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Works, even after termination of any work on behalf of the Company Group.
(vii)    The provisions of Section 3(c) hereof shall survive the termination of Executive’s employment for any or no reason.
(d)Whistleblower Protection. Notwithstanding anything to the contrary contained in this Appendix (including Section 3), no provision of this Appendix shall be interpreted so as to impede Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of any member of the Company Group to make any such reports or disclosures, and Executive shall not be not required to notify any member of the Company Group that such reports or disclosures have been made. The Company Group may not retaliate against Executive for any of these activities, and nothing in this Appendix or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the Securities and Exchange Commission or any other governmental entity or self-regulatory organization.
(e)Blue Pencil. It is the desire and intent of the parties that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and policies in the jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 3 shall be adjudicated to be invalid or unenforceable, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable or modified to permit its enforcement to the maximum extent permitted by law.
(f)Equitable Relief and Other Remedies. Executive acknowledges and agrees that a breach of this Section 3 may result in material and irreparable injury to the Company Group and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 3 of this Appendix would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.
(g)Return of Property. Upon termination of Executive’s employment with the Company Group for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of Executive’s date of termination), and at any earlier time the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company Group in Executive’s possession, under Executive’s control or to which Executive may have access, including but not limited to, any office or communications equipment (e.g., laptop, cellular phone, etc.) that Executive has or has been using, and any business or business-related files that Executive has in Executive’s possession. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any property or Confidential Information, and shall remove from any personal computing or communications equipment all information relating to the Company Group.
(h)Non-Disparagement. While Executive is employed by the Company Group and thereafter, Executive agrees that Executive will not disparage any member of the Company Group or any of its officers,

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directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on any member of the Company Group or any of its officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company Group, irrespective of the truthfulness or falsity of such statement. The foregoing limitation shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.
(i)Executive Representation. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Appendix or Executive’s employment with the Company Group, which is or would be inconsistent or in conflict with this Appendix or Executive’s employment with the Company Group, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder or otherwise to the Company Group. In addition, Executive has disclosed to the Company all restraints, confidentiality commitments and other employment restrictions that Executive has with any other employer, person or entity. Executive covenants that in connection with Executive’s provision of services to the Company Group, Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.
(j)Tolling. In the event of any violation of the provisions of this Section 3, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 3 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

4.Cooperation. During the Executive’s employment with the Company Group and thereafter, Executive shall cooperate with the Company Group, upon the Company’s reasonable request and sole expense, with respect to any investigation (including any internal investigation) or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company Group (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession) (collectively, the “Claims”). To the extent permitted by law, Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against any member of the Company Group. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of any member of the Company Group (or its actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of any member of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against any member of the Company Group with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving any member of the Company Group without giving prior written notice to the Company or the Company’s counsel (to the extent Executive is legally permitted to do so). Upon presentation of appropriate supporting documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 4.
5.Survival. The respective rights and obligations of the parties under Sections 3 and 4 of this Appendix shall survive any termination of Executive’s employment.
6.Assignment. This Appendix may be assigned, without the consent of Executive, by the Company to any of its affiliates or any person, partnership, corporation or other entity that has purchased all or substantially all of the assets of the Company, provided such assignee assumes any and all of the liabilities of the Company hereunder. The

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duties and responsibilities of Executive under this Appendix are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.
7.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Appendix is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Appendix or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Appendix or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
8.Severability. If any provision of this Appendix or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Appendix which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

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